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                                                                 Exhibit (23)(e)


            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-32229 and No. 333-58686) pertaining to the CMS Energy Corporation Performance Incentive Stock Plan and Executive Stock Option Plan, respectively, (Form S-8 No. 333-76347) pertaining to the Employee Savings and Incentive Plan of Consumers Energy Company, and (Form S-3 No. 333-51932, No. 333-52560, No. 333-27849, No. 333-37241, No. 333-74958, No. 333-45556 and Form
S-4 No. 33-60007) of CMS Energy Corporation of our report dated October 29, 2004 with respect to the financial statements of SCP Investments (No. 1) Pty Ltd, included in the CMS Energy Corporation Annual Report (Form 10-K/A) for the year ended December 31, 2003.


                                /s/ Ernst & Young


Perth, Australia
December 9, 2004